Exhibit No. 10.34
February 28, 2006
PRIVATE AND CONFIDENTIAL
Donald A. McCunniff
8265 E. Del Cadena Drive
Scottsdale, AZ 85258
Dear Don:
It is with pleasure that I offer you employment with Armstrong World Industries as Senior Vice President, Human Resources reporting directly to me. We think your experience, personal skills and capabilities, and your management style would make an excellent addition to our management team.
The position we are offering you has the following salary, incentive and employee benefits:
•	Base Salary

$325,000 on an annualized basis, paid semi-monthly with annual merit reviews starting April 1, 2007.

•	Management Achievement Plan (Annual Bonus)
You are eligible for our Management Achievement Plan and will have a target bonus of 50% of your actual base salary earnings, which equates to $162,500 on an annualized basis. Your bonus payment will be based on Corporate operating income adjusted for working capital variance from plan and will be subject to adjustment, up or down, based on your individual performance. You must be actively employed with Armstrong on the day of bonus distribution, typically paid in February, in order to be eligible for this payout.
Starting with your bonus payable in February 2008, you will be subject to an annual reduction of $20,000 from your gross bonus amount. You will receive a corresponding contribution to your Bonus Replacement Retirement Plan (BRRP) account. This contribution will be tax-deferred and exempt from FICA taxation. There is a five-year vesting requirement on your BRRP account balance. Once you attain five years of service you will be vested on all past and future contributions to your account. If you terminate involuntarily for reasons other than gross misconduct before becoming vested, Armstrong will make a payment to you equal to your outstanding account balance.
•	Long-Term Incentive Plan
You will participate in the Company’s long-term incentive (LTI) program where the annual value of your LTI target award will be 110% of your annualized base salary. During Armstrong’s Chapter 11 reorganization, LTI compensation has been delivered in the form of cash incentive awards based on corporate operating income results measured against targets established by the Compensation Committee over two-year performance periods.
You will receive a 2006 LTI cash incentive award of $358,000 with a performance-based payment to occur in early 2008. LTI cash payments may be adjusted, up or down, based on individual performance.

•	Emergence Equity Awards
At the time Armstrong World Industries emerges from Chapter 11 reorganization, you will receive Emergence Equity Awards consisting of 27,600 shares of restricted stock and 82,800 nonqualified stock options. Both awards will vest in one-third installments at two, three and four years from the grant date. The initial value of reorganized Armstrong World Industries’ shares and the stock option exercise price are expected to be $30 per share.
Your Emergence Equity Award participation will replace your regular LTI award grants for 2007 and 2008.
•	Sign-on Cash Bonus
You will receive a cash sign-on bonus of $100,000 contingent upon successful completion of your drug and background checks. If you voluntarily terminate your employment with Armstrong within one year of your start date, you must reimburse Armstrong for this amount.
•	Individual Change in Control/lndemnification Agreements
Upon employment as Senior VP, Human Resources, you will be eligible to participate in an Indemnification Agreement and an Individual Change in Control (CIC) Agreement. With respect to your CIC agreement, Armstrong World Industries’ emergence from Chapter 11 will not constitute a change in control. In the event of a post-emergence change in control, the CIC agreement will extend for three years from the date of the CIC event. Severance benefits will amount to three times the sum of base salary and the highest bonus earned in the three years prior to termination or the three years prior to the CIC event. If termination were to occur prior to the completion of the first bonus year following the effective date of the CIC agreement, target bonus will be used for severance determination. Health, disability and life insurance benefits would continue for three years following your termination of employment.
•	Severance Pay Provisions
Armstrong will provide a minimum severance payment equal to annual base salary and will continue health care/life insurance benefits at active employee contribution levels for twelve months if the reason for your termination is other than voluntary termination, death, disability, termination for unacceptable performance or termination for cause.
•	Vacation/Holidays
•	Vacation: You will immediately qualify for 5 weeks of vacation in 2006. We are crediting you with 20 years of service for future vacation eligibility. Under the present schedule, you will be eligible for 6 weeks of vacation at 28 years of accumulated service, or in 8 more years.
•	Holidays: Ten scheduled holidays and one personal holiday of your choice. In order for new employees to be eligible for the personal holiday in the year employed, they must be on the payroll as of June 30.
•	Savings and Investment Plan
We have an excellent 401 (k) savings plan administered by Fidelity Investments. Armstrong will provide a 100% match on the first 4% of employee contributions and a 50% match on the next 4% of employee contributions. Employee contributions apply to base salary and short-term incentive earnings. Eighteen investment funds are available. All interest and investment gains are tax-deferred until you make a withdrawal. You may “roll over” into the Armstrong plan any pre-tax monies from another tax-qualified, company-sponsored plan.
Armstrong has established a nonqualified deferred compensation plan that allows highly compensated executives to defer base salary and bonus compensation above a specified pay limit

($187,500 for 2006) and receive the same match as that provided under the qualified Savings and Investment Plan.
•	Life Insurance
As an active employee, you will have company-paid life insurance of $150,000. You will also be eligible for employee-paid term or universal life up to a maximum of $600,000.
•	Executive Group Long-Term Disability Insurance Program
You are eligible for the company-paid Executive Group Long-Term Disability Insurance Program. Your disability benefit is 60% of the sum of base salary and the average bonus paid over the last two years capped at a benefit of $420,000 per year. Your disability benefit will be 60% of your annualized base salary until the payment of your first bonus in early 2007. Coverage for eligible compensation in excess of $300,000 up to $700,000 will be subject to proof of insurability.
•	Executive Personal Financial Planning/Income Tax Return Preparation Expense Reimbursement
As one of the company’s senior executives, you would be eligible for expense reimbursement up to $4,500 per year for personal financial planning and income tax preparation services you incur. Reimbursement for these services would be taxable income to you.
•	Medical/Dental/Prescription Drug Coverage
Armstrong offers two PPO medical plans, which use the Highmark Blue Shield network, along with prescription drug and dental coverage. Your monthly premium for 2006 family coverage is as follows:

		Monthly Employee
Plan	Annual Deductible	Premium
Standard PPO	$550/individual	$409.64
	$1,650/family
High Deductible PPO with	No individual deductible	$227.58
Health Savings Account	$2,200/family
•	Executive Annual Physical
In addition to the above medical plans. we offer our senior executives a company-paid annual physical program. The participant can select the medical institution or facility for the physical.
•	Relocation Policy
Upon your acceptance. you will be contacted by a member of the Armstrong relocation team to coordinate the relocation process. Armstrong’s comprehensive relocation package includes a transfer payment of $10.000 payable upon your employment. See the attached Relocation Policy Summary for more details.
To comply with the Immigration Reform and Control Act of 1986 (lRCA), Armstrong must verify that every new hire is authorized to work in the United States. Documentation certifying work eligibility must be provided within three days of employment. Listed below are several examples of the documents that provide proof of eligibility for employment:
•	a current United States passport, or

•	a state-issued driver’s license or I.D. card with a photograph and an original social security card, or
•	a state-issued driver’s license or I.D. card with a photograph and a birth certificate issued by the state, county, or other municipality, or
•	Alien Registration Card with photograph, or
•	Certificate of U.S. Citizenship, or
•	Certificate of Naturalization

We are proud to make this job offer to you and look forward to your joining our senior management team at Armstrong.
Sincerely,
Michael D Lockhart
Chairman & CEO